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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         Date of Earliest Event Reported
                                December 18, 2002


                       Environmental Tectonics Corporation
             (Exact name of registrant as specified in its charter)



                                  Pennsylvania
         (State or other jurisdiction of incorporation of organization)



                   1-10655                               23-1714256
          (Commission File Number)          (IRS Employer Identification Number)




                           County Line Industrial Park
                            Southampton, Pennsylvania                  18966
                    (Address of principal executive offices)        (Zip Code)


        Registrant's telephone number, including area code (215) 355-9100







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Item 5.  Other Events and Required FD Disclosure.

         On December 18, 2002, Environmental Tectonics Corporation (the "Company") terminated existing term sheets with new lenders that would have allowed it to refinance its credit facilities with its current lender on a long term basis. These term sheets permitted the Company, in accordance with FASB No. 6, to classify its bank borrowings under its Revolving Credit Agreement as long term debt on its balance sheet. The Revolving Credit Agreement is scheduled to expire on February 28, 2003. Accordingly, due to the termination of these proposed transactions, the Company will now classify existing indebtedness under its Revolving Credit Agreement, estimated at November 22, 2002 to consist of approximately $6,300,000 of cash backed letters of credit, industrial revenue bonds in the principal amount of approximately $5,000,000 and cash borrowings for operations in the principal amount of approximately $4,000,000, as short term debt until such time as it is able to refinance this indebtedness or comply with the requirements of FASB No. 6 in a manner that will permit it to classify this indebtedness as long term debt on its balance sheet.

         The Company is presently in the process of negotiating the extension of the Revolving Credit Agreement with its current lender and is also evaluating various refinancing options with other lenders and investors. The Company presently has cash of approximately $1,100,000 and the ability to borrow an additional $4,600,000 under the Revolving Credit Agreement, subject to its expiration on February 28, 2003. Additionally, the Company anticipates receiving cash from operations of at least $2,500,000 within the next 30 days.








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            ENVIRONMENTAL TECTONICS CORPORATION
                                            Registrant


Date: December 24, 2002                     By /s/ Duane D. Deaner
                                               ---------------------------------
                                                   Duane D. Deaner
                                                   Chief Financial Officer










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